EXHIBIT 23

                        Consent Of Independent Auditors

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 33-62135) of Health and Retirement Properties Trust and in the related Prospectus; in the Registration Statement (Form S-3 No. 333- 26887) of Health and Retirement Properties Trust and in the related Prospectus; and in the Registration Statement (Form S-3 No. 333-34823) of Health and Retirement Properties Trust and in the related Prospectus of our report dated February 9, 1998, with respect to the consolidated financial statements of Health and Retirement Properties Trust dated February 27, 1998, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP
                                                     ERNST & YOUNG LLP

Boston, Massachusetts
February 26, 1998